Exhibit 10(c), Form 10-K
Kansas City Life Insurance Company

FOURTEENTH AMENDMENT

KANSAS CITY LIFE

EMPLOYEE STOCK PLAN

___________________________________

THIS FOURTEENTH AMENDMENT to the Kansas City Life Employee Stock Plan, reflecting compliance with Internal Revenue Code Section 401(a)(31), clarification that certain paragraphs are no longer applicable, and provision for the meaning of "fair market value" effective January 1, 2006 except as stated otherwise in the Plan, is entered into by and between Kansas City Life Insurance Company, a corporation organized and existing under the Laws of the State of Missouri, and Charles R. Duffy, Jr., Tracy W. Knapp and Mark A. Milton, Successor Trustees.

1. Paragraph 5.1 is hereby amended to read in its entirety as follows:

"5.1 Allocation and Evaluation. The value of all Trust assets shall be determined on the basis of market values as of the last market business day of each calendar quarter. Effective January 1, 1995, the value of the Kansas City Life stock shall be determined on the basis of the average of its bid price on the over-the-counter market for all business days in the last month of each calendar quarter. This value shall be deemed to be the fair market value of the stock.

All stock transferred to or purchased by the Trust with respect to a Plan year shall be allocated among the accounts of persons who were participants on the last day of the Plan year and who completed at least one thousand (1,000) hours of employment during such Plan year. The allocation to each participant shall be an amount which bears the same proportion to the amount of such securities allocated to all participants in the Plan for that Plan year as the amount of each participant's compensation during the entire year bears to total compensation paid to all participants during the entire year. (Compensation in excess of one hundred thousand dollars ($100,000.00) per year with respect to any participant will be disregarded for this purpose.)"

2. Paragraph 5.3 is hereby amended to read in its entirety as follows:

"5.3 Stock Fund. The Trustees shall maintain a "Stock Fund" which shall cover the aggregate shares of capital stock contributed to and purchased by the Plan and any uninvested cash. The Stock Fund shall be valued as of each valuation date, which shall be the last business day of each quarter or such other dates as the Committee may establish, on the basis of the then current fair market value of the assets held therein, as determined by the Trustees. Effective January 1, 1995, the value of the Kansas City Life stock shall be determined on the basis of the average of its bid price on the over-the-counter market for all he business days in the last month of the calendar quarter or in the month of such other date as the Committee may establish. This value shall be deemed to be the fair market value of the stock. The Administrative Committee shall maintain records reflecting the account of each participant in the Stock Fund."

3. Paragraph 12.8 is hereby amended to read in its entirety as follows:

"12.8 Defined Benefit Plan Fraction. As used in this section, the words "Defined Benefit Plan fraction" shall mean, for any Plan year, a fraction,

(a) the numerator of which is the projected annual benefit of the participant, that is, the annual benefit to which he would be entitled under the terms of the Defined Benefit Plan on the assumptions that he continues employment until his normal retirement date as determined under the terms of the Defined Benefit Plan, that his compensation continues at the same rate as in effect in the Plan year under consideration until his normal retirement date and that all other relevant factors used to determine benefits under such Defined Benefit Plan remain constant as of the current Plan year for all future Plan years, under all Defined Benefit Plans maintained by the Company, determined as of the close of the Plan year; and,

(b) the denominator of which is the lesser of: (i) the maximum dollar limit for such year (for example, ninety thousand dollars ($90,000.00) for 1983, and adjusted annually for increases in the cost of living as permitted under Section 415(d) of the Internal Revenue Code) times 1.25, or (ii) the percentage of compensation limit for such year times 1.4.

Effective January 1, 2000, this Paragraph shall not apply."

4. Paragraph 12.9 is hereby amended to read in its entirety as follows:

"12.9 Defined Contribution Plan Fraction. As used in this section, the words "Defined Contribution Plan fraction" shall mean, for any Plan year, a fraction,

(a) the numerator of which is the sum of the annual additions to the participant's account under all Defined Contribution Plans maintained by the Company in that Plan year; and,

(b) the denominator of which is the sum of the lesser of the following amounts, determined for the year and for each prior year of service with the Company: (i) the product of 1.25 multiplied by the dollar limitation in effect for the year, or (ii) the product of 1.4 multiplied by the percentage of compensation limit (IRC 415(e)(3) as amended).

(c) In computing the defined contribution plan fraction above, for years ending after December 31, 1982, at the election of the Company, the amount to be taken into account for all years ending before January 1, 1983, may be computed to be an amount equal to the denominator of the fraction, as in effect for the year ending in 1982, multiplied by a transition fraction,

1. the numerator of which is the lesser of (i) fifty-one thousand eight hundred seventy-five dollars ($51,875.00), or (ii) 1.4 multiplied by twenty-five percent (25%) of the participant's compensation for the year ending in 1981; and,

2. the denominator of which is the lesser of (i) forty-one thousand five hundred dollars ($41,500.00), or (ii) twenty-five percent (25%) of the participant's compensation for the year ending in 1981.

Effective January 1, 2000, this Paragraph shall not apply."

5. Paragraph 13.21 is hereby amended by adding at the end the following:

"The value of a participant's account in the Stock Fund may, at the option of the participant, be distributed in the form of Company stock as provided in Paragraph 8.4 as part of a direct rollover whether or not the participant's account is subject to a mandatory distribution as provided in Paragraph 8.6. However, a mandatory distribution subject to the automatic rollover provision in the immediately following paragraph of the Paragraph 13.21 shall be made only in form of cash, and shall not include any Company stock.

Effective March 28, 2005, in the event of a mandatory distribution of less than $5,000.00 in accordance with Paragraph 8.6, if the participant does not elect to have such distribution paid directly to an eligible retirement plan specified by the participant in a direct rollover or to receive the distribution directly in accordance with Paragraphs 8.6 or 13.21, then the Plan will pay the distribution in a direct rollover to any individual retirement plan designated by the Plan."

IN WITNESS WHEREOF, Kansas City Life Insurance Company has caused this Fourteenth Amendment to the Plan and Trust to be executed by its authorized Officers and its Corporate Seal to be hereunto affixed, and the Trustees have executed the Amendment, all on the 30th day of January, 2006.

KANSAS CITY LIFE INSURANCE COMPANY

By: /s/Wm. A. Schalekamp

Its: Vice President

ATTEST:

By: /s/Sherri Morehead

Its: Assistant Secretary

/s/Mark A. Milton

/s/Charles R. Duffy

/s/Tracy W. Knapp

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